LIMITED LIABILITY COMPANY AGREEMENT

OF

SYNCHEALTH MSO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement of SyncHealth MSO, LLC (the “Company”) is made and entered into effective as of 1 January 2019 (the “Effective Date”), by and among the Members and the Company.

RECITALS:

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq., as amended and in effect from time to time, the “Act”) by filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware;

WHEREAS, reference is made to: (i) that certain Contribution Agreement dated as of even date herewith entered into by and between the Members (the “Contribution Agreement”); (ii) that certain Technology Integration Agreement dated as of even date herewith entered into among the Company and the Alliance Member (the “Integration Agreement”); (iii) that certain Subscription Agreement dated as of even date herewith by and between Trxade Group, Inc. (“Trxade”) and the PanOptic Member (the “Subscription Agreement”); (iv) that certain Shareholder Agreement dated as of even date herewith by and between Trxade and the PanOptic Member; and (v) that certain Letter Agreement dated as of even date herewith by and between the Company, Trxade, the Alliance Member and the PanOptic Member (the “Letter Agreement;” the Contribution Agreement, the Integration Agreement, the Subscription Agreement, the Shareholder Agreement and the Letter Agreement, and all exhibits, schedules and annex are referred to collectively herein as the “Transaction Documents); and

WHEREAS, the parties hereto wish to effect the transactions contemplated by the Transaction Documents and commence the operation and management of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in the Recitals.

“Additional Contribution” means, with respect to each Member, any amount contributed by such Member to the Company in excess of the existing Contribution of such Member.

“Additional Member” has the meaning set forth in Section 3.02(d).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and the term “Affiliated” shall have a correlative meaning.

“Agreement” means this Limited Liability Company Agreement, including all schedules hereto, as it may be amended or restated from time to time.

“Alliance Manager” has the meaning set forth in Section 4.01(a)(ii).

“Alliance Member” means Alliance Pharma Solutions, LLC, together with its respective successors and Permitted Transferees.

“Authorized Representative” has the meaning set forth in Section 7.06.

“Bankruptcy” of a Member means (a) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Member’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Member of any assignment for the benefit of its creditors or (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period.

“Board of Managers” has the meaning set forth in Section 4.01(a)(i).

“Book Item” has the meaning set forth in Section 6.05(a)(i).

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by applicable law to be closed in New York, New York.

“Capital Account” has the meaning set forth in Section 3.09.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware pursuant to the Act as set forth in the Recitals, as it may be amended or restated from time to time.

“Change of Control” means:

(a) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions during the twelve month period ending on the date of the most recent sale, lease, exchange or other transfer) of all or substantially all of the assets of the Company to any person or persons acting as a group (as determined pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v)(B) and Internal Revenue Service interpretations thereunder (a “Group”)), other than to a person or Group holding, directly or indirectly, at least fifty percent (50%) of the total fair market value of the outstanding and issued equity interests of the Company, as constituted immediately preceding such event or to a person or Group in which the Alliance Member and the PanOptic Member (or any of their Affiliates) still have the right to designate a majority of the managing members, board of directors, or other board of governance of the acquiring person or Group; or

(b) the acquisition by any person or Group of more than fifty percent (50%) of the total fair market value of the outstanding and issued equity interests in the Company, other than any event as a result of which partners or owners (or their affiliates) of the Company, as constituted immediately preceding such event, hold greater than one-half (50%) of the total fair market value of the outstanding and issued equity interests of the Company; provided, however, that no Change of Control under the foregoing clause (B) shall be deemed to have occurred in the event the Alliance Member and the PanOptic Member (or any of their Affiliates) still have the right to designate a majority of the members of the Company Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the Preamble.

“Company Business” has the meaning set forth in Section 2.05(a).

“Company Expenses” has the meaning set forth in Section 4.03(a).

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Register” has the meaning set forth in Section 3.01.

“Contribution” means, with respect to any Member, the amount of money or fair market value of property contributed to the Company by such Member at such time with respect to the Interests held by such Member; “Contributions” means, with respect to any Member, the aggregate amount of money or fair market value of property contributed to the Company by such Member (or its predecessors in interest) with respect to the Interests held by such Member.

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“Control,” “Controlled” and “Controlling” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Depreciation Recapture” has the meaning set forth in Section 6.05(a)(ii)(B).

“Employee Equity Plan” means any incentive equity plan or arrangement adopted by the Board of Managers for the issuance of Units to officers, directors, managers, employees or consultants of the Company or any of its Subsidiaries.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

“Equity Securities” has the meaning set forth in Section 3.02(a).

“Excluded Opportunity” has the meaning set forth in Section 4.06.

“Fiscal Year” has the meaning set forth in Section 2.08.

“GAAP” means generally accepted accounting principles in the United States.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board of Managers at the time of contribution;

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(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board of Managers; and

(d) the Gross Asset Values of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Net Income” and “Net Loss” or Section 6.03(f); provided, however, that such Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent the Board of Managers reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Indemnified Party” has the meaning set forth in Section 4.05(a).

“Initial Public Offering” means any initial underwritten sale of common stock or other equity Securities of the Company or any Entity that holds, directly or indirectly, all of the equity interests of the Company, pursuant to an effective registration statement under the Securities Act filed with the Commission on Form S-1 (or a successor form) after which sale such common stock or other equity securities are (a) listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association and (b) registered under the Securities Exchange Act.

“Interest” means the limited liability company interest represented by the Units owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in the Act, this Agreement, or otherwise, together with the obligations of such Member to comply with all terms and provisions of this Agreement and the Act.

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“Liquidator” has the meaning set forth in Section 9.03(b).

“Manager” has the meaning set forth in Section 4.01(a)(i).

“Member” means any Person who is listed as a Member of the Company on Schedule I attached hereto, as that exhibit may be amended from time to time, and who has been admitted as a Member of the Company pursuant to the terms and conditions of this Agreement.

“Member Loan” has the meaning set forth in Section 3.08.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Member Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

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(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) any items which are specially allocated pursuant to the provisions of Section 6.03 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Other Members” means: (i) with regards to a Tag-Along Sale, all the Members other than the Tag Along Seller Member; and (ii) with regards to the Right of First Refusal, the Member who is not the Seller.

“PanOptic Manager” has the meaning set forth in Section 4.01(a)(ii).

“PanOptic Member” means PanOptic Health, LLC., together with its respective successors and Permitted Transferees.

“Partnership Representative” has the meaning set forth in Section 7.03.

“Permitted Transferee” means, with respect to each Member, (a) a corporation, limited liability company or partnership, the stockholders, members or partners of which include only the direct or indirect stockholders, members or partners of such Member or (b) any Affiliate of such Member.

“Person” means any individual or Entity and, where the context so permits, the legal representatives, successors in interest and permitted assigns of such Person.

“Preemptive Right” has the meaning set forth in Section 3.02(b).

“Prime Rate” means the highest prime rate of interest quoted from time to time by The Wall Street Journal as the “base rate” on corporate loans at large money center commercial banks.

“Proposed Issuance Notice” has the meaning set forth in Section 3.02(b).

“Regulations” means the Treasury Regulations promulgated under the Code.

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“Reserves” means the amount of proceeds that the Board of Managers determines in its sole discretion is reasonably necessary to be maintained by the Company for the purpose of paying reasonably anticipated Company Expenses, liabilities and obligations of the Company regardless of whether such Company Expenses, liabilities and obligations are actual or contingent.

“Roll-Up Transaction” has the meaning set forth in Section 13.16.

“Securities” means securities of every kind and nature, including stock, interests, notes, bonds, evidences of indebtedness, options to acquire any of the foregoing, and other business interests of every type, including interests in any Entity.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Subsidiary” means, with respect to any specified Entity, any other Entity in which such specified Entity, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Entity.

“Substituted Member” has the meaning set forth in Section 8.02.

“Tag-Along Notice” has the meaning set forth in Section 8.04(b)(i).

“Tag-Along Notice Period” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Offer” has the meaning set forth in Section 8.04(b)(ii).

“Tag-Along Percentage” means a fraction, expressed as a percentage, the numerator of which is the number of Units proposed to be sold by the Tag-Along Seller, and the denominator of which is the total number of Units held by the Tag-Along Seller at such time.

“Tag-Along Portion” means, with respect to any Tagging Person in a Tag-Along Sale, the product of (a) the Tag-Along Percentage and (b) the number of Units held by the Tagging Person immediately prior to such Tag-Along Sale.

“Tag-Along Response Notice” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Right” has the meaning set forth in Section 8.04(b)(iii).

“Tag-Along Sale” has the meaning set forth in Section 8.04(a).

“Tag-Along Seller” has the meaning set forth in Section 8.04(a).

“Tagging Person” has the meaning set forth in Section 8.04(a).

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“Tax Amount” means the excess of (a) the product of (i) the Board of Managers’ estimate of taxable income allocated to a Member for the Fiscal Year through the end of the month in which such distribution is made, multiplied by (ii) the highest marginal federal, state and local income tax rate applicable to individuals or corporations resident in New York, New York, the sole assets of which are Units in effect for the Fiscal Year of the distribution, over (b) the amount of distributions previously made to such Member pursuant to Section 5.03 during the Fiscal Year with respect to which the distribution is being made.

“Tax Distribution” has the meaning set forth in Section 5.03.

“Transfer” means to, directly or indirectly, transfer, sell, assign, exchange, hypothecate, pledge or otherwise encumber or dispose of.

“Units” means an ownership interest in the Company, including any and all benefits to which the holder of such Unit may be entitled under this Agreement, together with all obligations of such holder to comply with the terms and conditions of this Agreement.

“Unit Percentage” of any Member at any time means a fraction, expressed as a percentage, the numerator of which is the aggregate number of Units held by such Member at such time, and the denominator of which is the aggregate number of all Units held by all Members at such time.

ARTICLE II
ORGANIZATION

Section 2.01 Formation of Company. The Company has been formed pursuant to the Act. The rights and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.02 Name. The name of the Company is “SyncHealth MSO, LLC.” The Company Business shall be conducted under such name or under such other names as the Board of Managers may deem appropriate in compliance with applicable law. The name of the Company and its Subsidiaries shall not include, nor shall any business of the Company or any of its Subsidiaries be conducted under any name that includes, the name of any Member without such Member’s prior written consent, which may be withheld or withdrawn in such Member’s sole discretion.

Section 2.03 Office; Agent for Service of Process. The address of the Company’s registered office in Delaware is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name and address of the registered agent in Delaware for service of process are the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The Board of Managers may change the registered office and the registered agent of the Company from time to time. The Company shall maintain a principal place of business and office(s) at such place or places as the Board of Managers may from time to time designate.

Section 2.04 Term. The Company commenced on the date of the filing of the Certificate, and the term of the Company shall continue until the dissolution of the Company in accordance with the provisions of Article IX or as otherwise provided by law.

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Section 2.05 Purpose and Scope.

(a) The purpose and business of the Company (the “Company Business”) is to engage in any lawful business or activity for which a limited liability company may be organized under the Act.

(b) Except as expressly set forth in Section 2.07, the Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the Company Business and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board of Managers pursuant to this Agreement, including pursuant to Section 2.06.

Section 2.06 Authorized Acts. In furtherance of the Company Business, but subject to any applicable provisions of this Agreement, the Board of Managers, on behalf of the Company, is hereby authorized and empowered:

(a) to do any and all things and perform any and all acts necessary or incidental to the Company Business;

(b) to enter into, and take any action under, any contract, agreement or other instrument as the Board of Managers shall determine to be necessary or desirable to further the objects and purposes of the Company, including contracts or agreements with any Member or prospective Member so long as such contracts and agreements are on commercially reasonable and arm’s-length terms;

(c) to open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d) to hire, for usual and customary payments and expenses, consultants, brokers, attorneys, accountants and such other agents for the Company as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Company;

(e) to incur expenses and other obligations on behalf of the Company and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

(f) to borrow money, guarantee any obligation or grant a security interest in the Company’s assets, which borrowing, guarantee or security interest shall be on such terms as the Board of Managers shall determine;

(g) to bring and defend actions and proceedings at law or in equity and before any governmental, administrative or other regulatory agency, body or commission;

(h) to establish Reserves for contingencies and for any other purpose of the Company;

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(i) to prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company, and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(j) to determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company; and

(k) to act for and on behalf of the Company in all matters incidental to the foregoing.

Section 2.07 Unanimous Manager Approvals. Notwithstanding anything to the contrary herein or otherwise, no resolutions shall be passed or decision taken by the Board of Managers either at a meeting of the Board of Managers or its committee or by circulation in respect of any of the following matters unless both the Alliance Manager and the PanOptic Manager shall have voted in favor of such resolution or decision:

(a) Dissolution, liquidation, reorganization merger, amalgamation, or restructuring of the Company;

(b) Disposition of substantially all of the assets of the Company, except in the ordinary course of the normal business of the Company;

(c) Making capital calls on the Members;

(d) Changing the nature or scope of the Company Business or ceasing to carry on the Company Business, or entering into any business other than the Company Business;

(e) Amendments to the Agreement including any variations of rights attaching to Units in the Company and change in capital structure of the Company;

(f) Disagreement relating to matters of joint responsibilities of the Alliance Member and the PanOptic Member, including without limitation those disagreements arising out of or in connection with the Transaction Documents;

(g) Litigation;

(h) Distributions or other distribution of any Equity Securities;

(i) Transfer of any Company-owned “Intellectual Property” (as that term is defined in the Contribution Agreement) to any third party except for, without limitation, grant of licenses for distributorship, agency, reselling arrangement and/or franchises by the Company in the ordinary course of business;

(j) Increase any Company employee salaries;

(k) Incur debt in excess of $5,000.00;

(l) Approve the Transfer any Units; or

(m) Admit any Additional Member or Substituted Member.

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Section 2.08 Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall end on the last day of each calendar year unless, for U.S. federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for U.S. federal income tax purposes and for accounting purposes.

ARTICLE III

CONTRIBUTIONS

Section 3.01 Contributions. The Members have made Contributions as reflected in the register of the Company, which shall be maintained by the Company in accordance with Article VII (the “Company Register”).

Section 3.02 Additional Contributions; Preemptive Rights; Additional Members.

(a) No Member shall be required to make any Additional Contributions to the Company. In addition, no Member shall be permitted to make any Additional Contributions to the Company without the consent of the Board of Managers. The Board of Managers, subject to the Preemptive Right provided for in Section 3.02(b), shall have the authority to issue Units or other equity securities of the Company, including any security or instrument convertible into equity securities of the Company (“Equity Securities”), in such amounts and at a purchase price per Unit or other Equity Security as determined by the Board of Managers and to amend this Agreement accordingly.

(b) In the event that the Board of Managers determines to issue additional Units or other Equity Securities of the Company to any Member or any of its Affiliates, the Board of Managers shall provide written notice thereof to the Members at least ten (10) Business Days prior to the date of such issuance (the “Proposed Issuance Notice”). From the date of its receipt of the Proposed Issuance Notice, each Member shall have the right (a “Preemptive Right”) to purchase such additional Units or other Equity Securities up to an amount equal to its Unit Percentage, exercisable by notice given to the Company, which shall be an irrevocable election, within ten (10) Business Days after its receipt of the Proposed Issuance Notice. If any Member elects not to exercise its Preemptive Right for the full amount of Units or Equity Securities it is entitled to purchase, the other exercising Members may elect to purchase such Units or Equity Securities on a pro rata basis by indicating such intention in the notice delivered to the Company pursuant to this Section 3.02(b).

(c) Notwithstanding anything to the contrary, if the Board of Managers determines that complying with the provisions of Section 3.02(b) would be materially detrimental to the Company in light of the circumstances, the Company may issue additional Units or other Equity Securities subject to the Preemptive Rights under this Section 3.02 to any Member or its Affiliates without first offering such additional Units or other Equity Securities to any Members or complying with the procedures of Section 3.02(b), so long as each Member receives prompt written notice of the consummation of such issuance and thereafter is given the opportunity to purchase additional Units or other Equity Securities it would have been entitled to purchase pursuant to Section 3.02(b).

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(d) Each new member to be admitted to the Company (each an “Additional Member”) shall execute and deliver a written instrument satisfactory to the Board of Managers, whereby such Additional Member shall become a party to this Agreement, as well as any other documents required by the Board of Managers. Upon execution and delivery of a counterpart of this Agreement and acceptance thereof by the Board of Managers, such Person shall be admitted as a Member. Each such Additional Member shall thereafter be entitled to all the rights and subject to all the obligations of a Member as set forth herein.

Section 3.03 Interest Payments. No interest shall be paid to any Member on any Contributions. All Contributions shall be denominated in U.S. dollars.

Section 3.04 Ownership and Issuance of Units.

(a) The Company has issued Units to each Member in respect of the Interest of such Member. Each Member owns that number of Units as appears next to its name on the Company Register. As of the date hereof (and after giving effect to the transactions consummated under the Transaction Documents), Schedule I sets forth a list of all the Members and the number of Units owned by such Member.

(b) The Board of Managers may issue up to One Million Units in accordance with the terms of this Agreement.

Section 3.05 Voting Rights. All Members shall be entitled to one vote for each Unit held by them, respectively, for any matter for which approval of the Members is required by the Act or this Agreement and shall not be entitled to any separate class or series votes or approval rights.

Section 3.06 Withdrawals. Except as explicitly provided elsewhere herein, no Member shall have any right (a) to withdraw as a Member from the Company, (b) to withdraw from the Company all or any part of such Member’s Contributions, (c) to receive property other than cash in return for such Member’s Contributions or (d) to receive any distribution from the Company, except in accordance with Article V and Article IX.

Section 3.07 Limited Liability. Except as explicitly provided elsewhere herein or in the Act, no Member shall be liable for any debts, liabilities or obligations of the Company whatsoever, whether arising in contract, tort or otherwise. Each of the Members acknowledges that its Contributions are subject to the claims of any and all creditors of the Company to the extent provided by the Act and other applicable law.

Section 3.08 Loans. Any Member may (with the consent of the Board of Managers), but shall not be required to, make loans to the Company for any purpose (each a “Member Loan” and collectively, the “Member Loans”). In respect of any such Member Loans, each lending Member shall be treated as a creditor of the Company. Such Member Loans shall be repaid as and when the Company has funds available therefor as reasonably determined by the Board of Managers in its sole discretion, but prior to any further distributions to the Members (other than Tax Distributions), unless otherwise agreed by such lending Members. Such Member Loans shall bear interest and be subject to other rights and obligations as agreed to by the Member making such Member Loan and the Board of Managers; and the principal and interest thereon shall constitute obligations of the Company. Any such Member Loans shall not increase such Members’ Contributions or entitle such Members to any increase in such Members’ share of the profits of the Company nor subject such Members to any greater proportion of the losses of the Company.

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Section 3.09 Capital Accounts. There shall be established and maintained for each Member a separate capital account (“Capital Account”). There shall be added to the Capital Account of each Member (a) such Member’s Contributions, (b) such Member’s distributive share of Net Income and any item in the nature of income or gain that is specially allocated to the Member pursuant to Section 6.03, and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. There shall be subtracted from the Capital Account of each Member (a) the amount of any money, and the Gross Asset Value of any other property, distributed to such Member, (b) such Member’s distributive share of Net Loss and any item in the nature of loss or expense that is specially allocated to such Member pursuant to Section 6.03, and (c) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member of the Company. The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any liability for purposes of this Section 3.09, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. In the event of a Transfer in accordance with Section 8.01, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest. The Capital Account balances as of the date hereof (and after giving effect to the transactions consummated under the Conversion Agreements, the Settlement Agreement and the Recapitalization Agreement) are set forth on Schedule I.

Section 3.10 Negative Capital Accounts. If any Member has a negative capital account balance (after giving effect to all contributions, distributions and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), to the extent allowed by law, including without the limitation the Code and any Regulations, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such negative capital account balance, and such negative capital account balance shall not be considered a debt owed to the Company, to any Member or to any other person for any purpose whatsoever.

Section 3.11 Repurchase or Cancellation of Units. The Units may be subject to transfer between the Members, repurchase or cancellation as determined by the Board of Managers or pursuant to any written agreement with the Company or any of its Subsidiaries, including pursuant to the Transaction Documents or any Employee Equity Plans and any document referred to therein.

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Section 3.12 PanOptic Member Non-Compete. During the term of this Agreement and for a period of three (3) years following the termination of this Agreement, irrespective of the time, manner, or method of such termination, the PanOptic Member, shall not, without the express written consent of the Alliance Member and Trxade, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business or entity which competes directly or indirectly with the business of the Company, the Alliance Member or Trxade (collectively, the “Beneficiaries”), as such activities would necessarily harm the protectible business interests of the Beneficiaries. Given the national nature of the Beneficiaries’ businesses, the only geographic limitation of the non-competition provision is that of the United States, and such provision shall be presumed effective nationwide. The restrictions in this provision are necessary to allow the Beneficiaries sufficient time to protect their legitimate interests in a business relationship established or being established with companies, clients, customers, and applicants by affording reasonable time for the Beneficiaries to develop their personal and business relations between the Beneficiaries and their existing potential companies, clients, customers and applicants. The PanOptic Member further acknowledges and agrees that, by virtue of its position, its services and access to and use of the Beneficiaries’ good will, any violation by it of any of the provisions of this Section 3.12 would cause the Beneficiaries immediate, substantial and irreparable injury for which they have no adequate remedy at law. Accordingly, the PanOptic Member agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any such provisions. The PanOptic Member waives posting by any party hereto of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 3.12 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

ARTICLE IV
MANAGEMENT

Section 4.01 Management and Control of the Company.

(a) (i) The Members have established the Company as a “managers-managed” limited liability company and have agreed to initially designate a board of managers (the “Board of Managers”) of up to three (3) Persons to manage the Company and its and its Subsidiaries’ business and affairs. Each of the Persons appointed to the Board of Managers is referred to herein as a “Manager.” Each Manager shall have one vote for any matter for which approval of the Board of Managers is required by the Act or this Agreement. The size of the Board of Managers may be increased or decreased only with the unanimous written consent of both the Alliance Manager and the PanOptic Manager.

(ii) The Alliance Member shall have the right but not the obligation to designate one of the Managers (the “Alliance Manager”), and the PanOptic Member shall have the right but not the obligation to designate one of the Managers (the “PanOptic Manager”). The Alliance Manager and the PanOptic Manager shall mutually agree on the third Manager (the “Independent Manager”). The Independent Manager may only be removed by the unanimous consent of the Alliance Member and the PanOptic Member, in their sole discretion. None of the Managers, Members and no officer, director, manager, stockholder, partner, member, employee or agent of any Member makes any representation or warranty as to the fitness or competence of the designee of any party hereunder to serve on the Board of Managers by virtue of such party’s execution of this Agreement or by the act of such party in designating such designee pursuant to this Agreement.

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(iii) If at any time any Manager ceases to serve on the Board of Managers (whether due to death, resignation or removal), then only the Member(s) responsible for the designation of such Manager pursuant to Section 4.01(a)(ii) shall be entitled to designate a replacement for such Manager by written notice to each of the Members. The Member(s) entitled to designate a Manager under Section 4.01(a)(ii), and only such Member(s), shall be entitled to remove its or their designated Manager, at any time and from time to time, with or without cause, in its or their sole discretion, and shall give written notice of such removal to each of the Members. If at any time an individual serving as the Independent Manager ceases to be a Manager for any reason, the Company and each Member agrees promptly to act in accordance with the provisions hereof to cause the election of an individual as the Independent Manager. The Board of Managers shall initially be comprised of the individuals set forth on Schedule II, which schedule shall be updated from time to reflect any changes to the Board of Managers pursuant to this Section 4.01.

(iv) The Board of Managers shall have the exclusive right to manage and control the Company, subject to any other provisions herein specifically requiring the approval of the Members. The Board of Managers shall have the right to perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company, as specified in Sections 2.05 and 2.06, and the Board of Managers, acting as a body pursuant to this Agreement, shall constitute a “manager” of the Company within the meaning of the Act; provided, however, that no individual Manager shall have the authority or right to act for or bind the Company without the requisite consent of the Board of Managers.

(v) Any action, consent, approval, election, decision or determination to be made by the Board of Managers under or in connection with this Agreement (including any act by the Board of Managers within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of the Company), shall be in the sole and absolute discretion of the Board of Managers.

(vi) Meetings of the Board of Managers are expected to be held on a quarterly basis, but in any event shall be held not less than annually, when called by either the Alliance Member, the PanOptic Member or any member of the Board of Managers, upon not less than ten (10) business days’ advance written notice to the Managers. Attendance at any meeting of the Board of Managers shall constitute waiver of notice of such meeting. Additionally, a waiver of such notice in writing signed by the Manager entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. The quorum for a meeting of the Board of Managers shall be each of the Alliance Member and the PanOptic Member. Members of the Board of Managers may participate in any meeting of the Board of Managers by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. All action taken by the Board of Managers shall be by a simple majority of the voting power represented by the Managers present at a meeting thereof in person or by telephone or similar communications equipment.

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(vii) The Board of Managers may create and maintain committees, including an executive committee, an audit committee and compensation committee.

(viii) The Board of Managers may also take action without any meeting of the members of the Board of Managers (or such other governing body) by written consent of all of the Managers setting forth the action to be approved.

(ix) The Company shall pay or cause to be paid all reasonable out-of-pocket expenses incurred by each Manager in connection with traveling to and from and attending meetings of the Board of Managers (and any committee thereof) and while conducting business at the request of the Company.

(b) No Member, in its capacity as such, shall participate in or have any control over the Company Business. Each such Member hereby consents to the exercise by the Board of Managers of the powers conferred upon the Board of Managers by this Agreement. The Members, in their capacities as such, shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall not have any authority or right, in their capacities as Members of the Company, to act for or bind the Company.

(c) The Board of Managers is authorized to appoint any person as an officer of the Company who shall have such powers and perform such duties incident to such person’s office as may from time to time be conferred upon or assigned to it by the Board of Managers and assign in writing titles (including Chief Executive Officer, President, Vice President, Secretary and Treasurer) to any such person. Any appointment pursuant to this Section 4.01(c) may be revoked at any time by the Board of Managers. In addition, the Board of Managers is authorized to employ, engage and dismiss, on behalf of the Company, any Person, including an Affiliate of any Member if on commercially reasonable and arm’s-length terms, to perform services for, or furnish goods to, the Company. Unless the Board of Managers states otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.

Section 4.02 Actions by the Board of Managers. Except as may be expressly limited by the provisions of this Agreement, including Section 4.01, each Manager is specifically authorized to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and matters approved by the Board of Managers with respect to the Company.

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Section 4.03 Expenses.

(a) The Company shall pay for any and all expenses, costs and liabilities incurred in the conduct of the business of the Company in accordance with the provisions hereof (collectively, “Company Expenses”), including:

(i) all routine administrative and overhead expenses of the Company, including fees of auditors, attorneys and other professionals, expenses incurred by the Partnership Representative and expenses associated with the maintenance of books and records of the Company and communications with Members;

(ii) all expenses incurred in connection with any litigation involving the Company and the amount of any judgment or settlement paid in connection therewith;

(iii) all expenses for indemnity or contribution payable by the Company to any Person, whether payable under this Agreement or otherwise and whether payable in connection with any litigation involving the Company;

(iv) all expenses incurred in connection with any indebtedness of the Company; and

(v) all expenses incurred in connection with any liquidation, dissolution or winding up of the Company.

(b) If the Board of Managers shall determine that funds are necessary to pay any Company Expense, then the Company may borrow funds from any Person, including any Member in accordance with Section 3.08, for the purpose of paying such Company Expense.

Section 4.04 Exculpation.

(a) Subject to applicable law, no Indemnified Party shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates for any act or omission performed or omitted by any of them in good faith (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b) To the extent that, at law or in equity, any Indemnified Party has duties and liabilities relating thereto to the Company or to any Member, such Indemnified Party acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

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Section 4.05 Indemnification.

(a) To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against the Board of Managers or any individual Manager, any officer of the Company or the Alliance Member in its role as Partnership Representative, any Affiliate thereof and their respective officers, directors, employees, shareholders, partners, managers and members (each, an “Indemnified Party”, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 4.05 and Sections 4.04 and 4.07), from and against any loss or damage incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation) in connection with the Company Business, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct.

(b) The satisfaction of any indemnification obligation pursuant to Section 4.05(a) shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees are entitled to indemnification) and no Member, in such capacity, shall be subject to personal liability therefor.

(c) Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

(d) The Company shall purchase and maintain insurance on behalf of all officers, Managers and other Indemnified Parties against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities.

Section 4.06 Business Opportunity. The Company and each Member renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest (including any matter, transaction or interest complementary to or competitive with the business of the Company or any of its Subsidiaries) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of any Manager or Member or any of their Affiliates or any of their respective partners, members, directors, stockholders, employees or agents.

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Section 4.07 Limitation of Liability and Fiduciary Duties. Each Manager shall have the same fiduciary duties as a member of a board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor provisions); provided, however, that, without limiting the generality of the foregoing, whenever the Board of Managers approves or disapproves any action, each Manager shall be entitled to consider such Manager’s own interests or the interests of the Member that designated such Manager. The Company and each Member agree that the provisions of this Agreement (including fiduciary duties) or liabilities of an Indemnified Party that may otherwise exist at law or in equity, shall replace such other duties and liabilities of such Indemnified Party.

ARTICLE V
DISTRIBUTIONS

Section 5.01 Distributions Generally. The Members shall be entitled to receive distributions, including distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Board of Managers, out of funds of the Company legally available therefor, net of any Reserves, payable on such payment dates to Members on such record date as shall be determined by the Board of Managers. All determinations made pursuant to this Article V shall be made by the Board of Managers in its sole discretion. To the extent that the Board of Managers determines that any distributions shall be made to the Members, such distributions shall be made in accordance with the provisions of this Article V. Notwithstanding the foregoing, except as set forth in Section 5.03 and Section 5.04, no distributions shall be made until and unless there is no breach or default of any Transaction Document by either the Company or PanOptic and all Gross Revenue Quotas (as defined in the Letter Agreement) have been met.

Section 5.02 Distributions. Any distributions (other than Tax Distributions made pursuant to Section 5.03) to the Members shall be distributed as follows:

(a) first, to the Members in proportion to their respective Capital Accounts up to the amount of their Capital Accounts;

(b) second, all remaining distributions to all Members, pro rata, in accordance with their Unit Percentage.

Section 5.03 Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, the Board of Managers shall make a distribution to the extent of available cash (each, a “Tax Distribution”), at the same time and with the same priority, to the Members, pro rata, in accordance with their relative Tax Amounts, until each Member has received an amount equal to its Tax Amount. Any such Tax Distributions shall reduce distributions otherwise made to a recipient Member under this Agreement as set forth in Section 5.02, so that the cumulative amount distributed to each Member pursuant to this Agreement will be the same as such Member would have received if no distributions had been made pursuant to this Section 5.03, but, for the avoidance of doubt, nothing in this sentence shall require a Member to give back any amounts previously distributed to such Member pursuant to this Section 5.03.

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Section 5.04 Distributions of Securities. The Board of Managers is authorized, in its sole discretion, to make distributions to the Members in the form of Securities or other property received or otherwise held by the Company; provided, however, that, in the event of any such non-cash distribution, such Securities or other property shall be valued at the fair market value thereof (as determined by the Board of Managers) and shall be distributed to the Members in the same proportion that cash received upon the sale of such Securities or other property at such fair market value would have been distributed pursuant to Section 5.02.

Section 5.05 Withholding of Certain Amounts.

(a) Notwithstanding anything to the contrary contained herein, the Board of Managers may withhold from any distribution to any Member contemplated by Sections 5.02 or 5.03 of this Agreement any amounts due from such Member to the Company or to any other Person in connection with the Company Business to the extent not otherwise paid. Any amount withheld pursuant to this Section 5.05(a) shall be applied by the Board of Managers to discharge the obligation in respect of which such amount was withheld.

(b) Notwithstanding anything to the contrary contained herein, all amounts withheld by the Board of Managers pursuant to Section 5.05(a) with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.

Section 5.06 Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board of Managers on behalf of the Company, shall not make a distribution to any Member if such distribution would violate the Act or other applicable law.

Section 5.07 Withholding Tax Payments and Obligations. In the event that withholding taxes are paid or required to be paid in respect of amounts distributed by the Company, such payments or obligations shall be treated as follows:

(a) Payments by the Company. The Company is authorized to withhold from any payment made to, or any distributive share of, a Member, any taxes required by law to be withheld, and in such event, such taxes shall be treated as if an amount equal to such withheld taxes had been paid to the Member rather than paid over to the taxing authority.

(b) Payments to the Company. If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement, each Member shall be treated as having received a distribution pursuant to Section 5.02 equal to the portion of the withholding tax allocable to such Member, as reasonably determined by the Board of Managers.

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(c) Over-withholding. Neither the Company nor the Board of Managers shall be liable for any excess taxes withheld in respect of any Member’s interest in the Company, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

(d) Certain Withheld Taxes Treated as Demand Loans. Any taxes withheld pursuant to Section 5.07(a) or (b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the lesser of (i) the Prime Rate in effect from time to time plus two percent (2%), compounded quarterly, and (ii) the highest rate per annum permitted by law. The Board of Managers may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(e) Indemnity. In the event that the Company, or the Board of Managers or any Affiliate thereof, becomes liable as a result of a failure to withhold and remit taxes in respect of any Member, then such Member shall indemnify and hold harmless the Company, or the Board of Managers, as the case may be, in respect of all taxes, including interest and penalties, and any expenses incurred in any examination, determination, resolution and payment of such liability. The provisions contained in this Section 5.07(e) shall survive the termination of the Company and the withdrawal of any Member.

ARTICLE VI
ALLOCATIONS

Section 6.01 General Application. Except as explicitly provided elsewhere herein, the items of income, gain, loss or deduction of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons who were Members during such Fiscal Year in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Member pursuant to Article IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited in the case of each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 9.03(c)(ii) to the Members immediately after making such allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of the assets.

Section 6.02 Loss Limitation. Notwithstanding anything to the contrary in Section 6.01 but subject to the last sentence of this Section 6.02, the amount of items of Company expense and loss allocated pursuant to Section 6.01 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 6.02 shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter to the Members in a manner determined in good faith by the Board of Managers taking into account the relative economic interests of the Members of the Company.

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Section 6.03 Special Allocations. The following special allocations shall be made in the following order and immediately prior to the general allocations of Section 6.01:

(a) Minimum Gain Chargeback. In the event that there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article VI, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b) Qualified Income Offset. Notwithstanding any other provision of this Article VI, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deficit Capital Accounts Generally. In the event that a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 6.03(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article VI have been tentatively made as if this Section 6.03(c) were not in this Agreement.

(d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company loss or expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated to the Members in a manner determined in good faith by the Board of Managers taking into account the relative economic interests of the Members of the Company.

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

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The allocations pursuant to Sections 6.03(a), 6.03(b) and 6.03(c) shall be comprised of a proportionate share of each of the Company’s items of income or gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 6.03 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) of the definitions of “Net Income” and “Net Loss.” For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section 6.03(e).

Section 6.04 Transfer of Interest. In the event of a transfer of all or part of an interest (in accordance with the provisions of this Agreement) or the admission of an Additional Member (in accordance with the provisions of this Agreement) the Company’s taxable year shall close with respect to the transferring Member, and such Member’s distributive share of all items of profits, losses and any other items of income, gain, loss or deduction shall be determined using the interim closing of the books method under Section 706 of the Code and Regulations Section 1.706-1(c)(2)(i). Except as otherwise provided in this Section 6.04, in all other cases in which it is necessary to determine the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Regulations thereunder.

Section 6.05 Tax Allocations.

(a) Section 704(b) Allocations.

(i) Except as provided in Section 6.05(b) below, each item of income, gain, loss, deduction or credit for U.S. federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 6.03 (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item.

(ii) (A) If the Company recognizes Depreciation Recapture in respect of the sale of any Company asset,

(1) the portion of the gain on such sale which is allocated to a Member pursuant to Section 6.01 or Section 6.03 shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and

(2) if, for U.S. federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 6.05(a)(ii)(A)(1) shall be comprised of a proportionate share of both such types of gain.

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(B) For purposes of this Section 6.05(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for U.S. federal income tax purposes, (1) is treated as ordinary income under Section 1245 of the Code, (2) is treated as ordinary income under Section 1250 of the Code, or (3) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(b) Section 704(c) Allocations. In the event that any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made using any method or methods selected by the Board of Managers that complies with Section 704(b) and Section 704(c) of the Code and the Regulations promulgated thereunder.

(c) Credits. All tax credits shall be allocated among the Members consistent with the other allocations pursuant to this Article VI and applicable law.

(d) Capital Accounts. The tax allocations made pursuant to this Section 6.05 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

Section 7.01 Books and Records. At all times during the existence of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company. Subject to reasonable confidentiality restrictions and other reasonable standards, in each case established by the Board of Managers (including as permitted by Section 18-305(c) of the Act), each Member and its respective agents and representatives shall be afforded access to the Company’s books and records applicable to such Member for any proper purpose reasonably related to such Member’s Interest as a Member of the Company (as determined by the Board of Managers in its sole discretion), at any reasonable time during regular business hours upon reasonable written notice to the Board of Managers.

Section 7.02 Tax Returns. The Company shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Company shall cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within ninety (90) days following the end of each Fiscal Year, and a final version thereof to be delivered to the Members within sixty (60) days following the issuance of year-end, audited consolidated financial statements for the Company (together with a copy of the Company’s federal income tax return and any relevant state K-1 tax information). Each Member shall furnish to the Company all pertinent information in its possession that is necessary to enable the Company’s tax returns to be prepared and filed.

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Section 7.03 Tax Controversies. The Alliance Member is hereby designated the “Partnership Representative” and shall serve as the Partnership Representative tax matters partner (as defined in the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s return and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by Partnership Representative in its sole discretion. If the Alliance Member ceases to be the Partnership Representative for any reason, the Alliance Member shall appoint a new Partnership Representative. The Partnership Representative may resign at any time.

Section 7.04 Accounting Methods; Elections. The Board of Managers shall determine the accounting methods and conventions to be used in the preparation of the Company’s tax returns and shall make any and all elections under the tax laws of the United States and any other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of the Company’s tax returns.

Section 7.05 Partnership Status. The Members intend, and the Company shall take no position inconsistent with, treating the Company as a partnership for United States federal, state and local income and franchise tax purposes prior to an Initial Public Offering or Roll-Up Transaction.

Section 7.06 Confidentiality. Each Member agrees to keep confidential, and not to disclose to any Person, any matter relating to the Company or any of its Subsidiaries, or their respective affairs (other than disclosure to such Member’s advisors responsible for matters relating to the Company or its Subsidiaries and who need to know such information in order to perform such responsibilities (each such Person being hereinafter referred to as an “Authorized Representative”)); provided, however, that such Member or any of its Authorized Representatives may make such disclosure to the extent that (a) the information being disclosed is in connection with such Member’s tax returns, (b) such disclosure is to an Affiliate of such Member or any officer, director, shareholder or partner of such Member or its Affiliates, (c) the information being disclosed is otherwise generally available to the public, (d) such disclosure is requested by any governmental body, agency, official or authority having jurisdiction over such Member or (e) such disclosure, based upon the advice of legal counsel of such Member or Authorized Representative, is otherwise required by law or statute. Prior to making any disclosure described in clause (e) of this Section 7.06, each Member shall notify the Board of Managers of such disclosure and of such advice of counsel. Each Member shall use all reasonable efforts to cause each of its Authorized Representatives to comply with the obligations of such Member under this Section 7.06. In connection with any disclosure described in clauses (d) or (e) above, the disclosing Member shall cooperate with the Company in seeking any protective order or other appropriate arrangement as the Board of Managers may request. Notwithstanding anything to the contrary, this Section 7.06 shall not prevent the Company or the Members from disclosing any matter relating to the Company or any of its Subsidiaries or their respective affairs on a confidential basis to (i) the lenders of a Member or its Affiliates, (ii) limited partners or prospective limited partners or investors of a Member or its Affiliates in connection with fundraising efforts or reporting requirements, (iii) potential purchasers of interests in the Company, or (iv) financing sources to the Company or any of its Subsidiaries.

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Section 7.07 Financial Reports. The Company will deliver, or will cause to be delivered, the following to each Member:

(a) within 60 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company; and

(b) within 10 days after the end of each monthly accounting period in each Fiscal Year, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current Fiscal Year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

ARTICLE VIII
TRANSFERS

Section 8.01 Transfer in General.

(a) Except as expressly contemplated by this Agreement or with the approval of the Board of Managers, for a period of Twenty Four (24) months following the Effective Date, no Member may Transfer any of its Units except (i) pursuant to Section 8.04 in its capacity as a Tagging Person, (ii) pursuant to Section 8.06 to its Permitted Transferees or (iii) pursuant to Section 13.16 in connection with an Initial Public Offering or Roll-Up Transaction.

(b) A permitted Transfer of Units pursuant to Section 8.01(a) shall be effective as of the date of (i) compliance with the conditions to such transfer referred to in this Section 8.01 and (ii) admission of the Substituted Member pursuant to Section 8.02. All tax items for the partnership taxable year of such Transfer shall be allocated between the transferor and the transferee according to any method permissible under Section 706 of the Code (which method shall be agreed upon between the transferor and the transferee). Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the transferee.

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(c) Any Member who effectively Transfers any Units pursuant to this Article VIII shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 3.07, 4.04, 4.05 and 4.07 shall continue to inure to such Person’s benefit). Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability or obligation of such Member to the Company or any of its Subsidiaries or the other Members with respect to such Units that may exist on the date of such Transfer or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any of its Subsidiaries or any other Person for any breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in other agreements with the Company or any of its Subsidiaries.

(d) In addition to any other restrictions on Transfer imposed by this Agreement, (i) no Member may Transfer any Unit (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Board of Managers, if requested, an opinion of counsel (reasonably acceptable in form and substance to the Board of Managers) that neither registration nor qualification under the Securities Act or applicable state securities laws is required in connection with such Transfer and (ii) no Member may Transfer any Unit if such action would cause the Company to be taxable as a “publicly traded partnership” under the Code. The Board of Managers may waive such opinion requirement on advice of counsel acceptable to the Board of Managers.

Section 8.02 Admission of Members. A Person may be admitted to the Company as a Member (i) in connection with the Transfer of any Units to such Person as permitted under the terms of this Agreement (a “Substituted Member”) or (ii) in connection with the issuance of new Units by the Company to an Additional Member, in each case upon executing (x) a counterpart to this Agreement, accepting and agreeing to be bound by all of the terms and conditions hereof, or an amendment to this Agreement if so determined in the discretion of the Board of Managers, and (y) such other documents or instruments as the Board of Managers determines are necessary or appropriate to effect such Person’s admission as a Member and to ensure restraint on alienation consistent with the language and intent of this Agreement. Such admission shall become effective on the date on which the Board of Managers determines in its sole discretion that such conditions have been satisfied and when such admission is shown on the books and records of the Company.

Section 8.03 Transfers in Violation of Agreement. Any Transfer or attempted Transfer in violation of this Article VIII shall be void, and the Company shall not record such purported Transfer on its books or treat any purported transferee as the owner of any Units subject to such purported Transfer.

Section 8.04 Tag-Along Rights.

(a) Subject to Sections 8.01, 8.04(f) and 8.05, and after the provisions of Section 8.07 have been complied with and any transactions entered into thereunder have been consummated, if any Member holding a Unit Percentage in excess of Fifty Percent (50%) proposes to Transfer more than fifty percent (50%) of the Units held by it at any time (a “Tag-Along Sale”), each Other Member may elect, at its option, to participate in the proposed Transfer in accordance with this Section 8.04 (each such electing other Member, a “Tagging Person” and the selling Member, the “Tag-Along Seller”) for the consideration per Unit provided by Section 8.04(b)(v).

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(b) (i) The Tag-Along Seller shall provide each other Member written notice (“Tag-Along Notice”) of the terms and conditions of the Tag-Along Sale and offer each other Member the opportunity to participate in such Transfer and to receive the same consideration, rights and benefits to be received by the Tag-Along Seller in accordance with this Section 8.04.

(ii) The Tag-Along Notice shall identify the number of Units proposed to be Transferred by the Tag-Along Seller (a “Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, the name of the proposed Transferee and all other material terms and conditions of the Tag-Along Offer.

(iii) From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller, which shall be an irrevocable election, within ten (10) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer the number of Units held by such Tagging Person as is specified in the Tag-Along Response Notice. Each Tagging Person shall be entitled to include in the Tag-Along Response Notice, and sell in the Tag-Along Sale, an amount up to its Tag-Along Portion of Units and each Tag-Along Seller shall be entitled to sell the number of Units which it proposed to be Transferred as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion or the portion thereof elected to be included by such Tagging Person, which shall not exceed its Tag-Along Portion). Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Units to be sold in such Tag-Along Sale. Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with the Tag-Along Response Notice, a limited power-of-attorney authorizing the Tag-Along Seller to Transfer the Units of such Tagging Person to be included in the Tag-Along Sale, on the terms set forth in the Tag-Along Notice, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Units pursuant to the Tag-Along Notice, and other documents requested by the Tag-Along Seller. Delivery of the Tag-Along Response Notice shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person, and such other documents requested by the Tag-Along Seller.

(iv) If, at the end of a 90-day period after such delivery of such Tag-Along Response Notice (which 90-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of ten (10) days after all such approvals have been received), the Tag-Along Seller have not completed the Transfer of all such Units, on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (A) return to each Tagging Person the limited power-of-attorney that such Tagging Person delivered pursuant to this Section 8.04(b) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (B) not conduct any Transfer of Units without again complying with this Section 8.04(b), if applicable.

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(v) In the event a Tag-Along Sale is consummated, each Member shall receive in exchange for the Units sold by such Member an amount equal to the amount such Member would have received in respect of such Member’s sold Units if the aggregate consideration from the Tag-Along Sale had been distributed by the Company in complete liquidation pursuant to Section 9.03; provided that, if less than all of the Units of the Company are included in the Tag-Along Sale, then the allocation of such aggregate consideration shall be determined by the Board of Managers in good faith based on the enterprise value of the Company, which shall be computed based upon the consideration being paid in the Tag-Along Sale, and, if necessary, the type and amount of securities sold by the parties in the Tag-Along Sale will be adjusted in good faith as determined by the Board of Managers.

(c) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof and (ii) remit to the Tagging Persons the total consideration for the Units of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices.

(d) If at the termination of the Tag-Along Notice Period any other Member shall not have elected to participate in the Tag-Along Sale, such Member shall be deemed to have waived its rights under Section 8.04(a) with respect to the Transfer of its Units pursuant to such Tag-Along Sale; provided that in no event shall such Member be deemed to have waived its rights under this Section 8.04 with respect to any future Tag-Along Sale.

(e) Notwithstanding anything contained in this Section 8.04, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any limited powers-of-attorney received by the Tag-Along Seller) if the Transfer of Units pursuant to this Section 8.04 is not consummated for whatever reason. Whether to effect a Transfer of Units pursuant to this Section 8.04 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(f) The provisions of this Section 8.04 shall terminate upon the occurrence of the Initial Public Offering and shall not apply to any proposed Transfer of Units to a Permitted Transferee of the Tag-Along Seller; provided that this Section 8.04 shall apply to a subsequent Transfer of Units by such Permitted Transferee other than as provided by this Section 8.04(f).

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Section 8.05 Representations, Warranties, Covenants and Indemnities in Tag-Along Sales. Notwithstanding anything contained in Sections 8.04 in connection with a Tag-Along Sale under Section 8.04, each Tagging Person or Other Member, as applicable, shall (A) make such representations, warranties and covenants and enter into such definitive agreements as are reasonably required in the proposed Transfer and as are customary for transactions of the nature of the proposed Transfer, provided that if the Tagging Person or Other Members are required to provide any representations or indemnities in connection with such Transfer (other than representations or indemnities concerning each Tagging Person’s or Other Member’s title to its Units being Transferred and its authority, power and right to enter into and consummate the Transfer of such Tagging Person’s or Other Member’s Units without contravention of any law or agreement), which representations and indemnities shall not be any more comprehensive or burdensome than that agreed to by the Tag-Along Seller(s), liability for misrepresentation or indemnity shall (as to such Tagging Person or Other Members) be expressly stated to be several but not joint and each Tagging Person or Other Member shall not be liable for more than its pro rata share (based on the consideration allocated to the Units Transferred, whether directly or indirectly) of any liability for misrepresentation or indemnity, and (B) be required to bear their pro rata share (based on the consideration allocated to the Units Transferred, whether directly or indirectly) of any escrows, holdbacks or adjustments in purchase price.

Section 8.06 Transfers to Permitted Transferees. A holder of Units may Transfer Units to its Permitted Transferees, subject to the conditions that the transferring holder delivers to the Company prior written notice of a proposed Transfer specifying the class and number of Units to be Transferred and the identity of the proposed transferee, together with documentation and appropriate certificates showing, to the reasonable satisfaction of the Board of Managers, that the proposed transferee qualifies as such transferring holder’s “Permitted Transferee,” and the proposed transferee executes and delivers the agreements, documents and other instruments required pursuant to Section 8.02; provided that in case of a Transfer permitted by this Agreement by a Member to a Permitted Transferee, the equity interest in the Permitted Transferee shall be subject to the transfer restrictions set forth in this Article VIII, and such transferring Member shall not Transfer (directly or indirectly) any equity interest in the Permitted Transferee without complying with the provisions of this Article VIII, in each case as if such equity interest were “Units” hereunder (and the provisions of this proviso shall survive such Transfer).

Section 8.07 Right of First Refusal. Subject to the other provisions of this Agreement including without limitation this Article VIII, in the event that a holder of Units (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to the Other Member or its designee(s) pursuant to a written notice (the “ROFR Notice”) provided to the Other Member, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within ten (10) days of receiving the ROFR Notice, the Other Member must either accept or decline the offer and if the Other Member neither accepts nor declines the offer within such ten (10) day period, the offer will be considered declined. If the offer is declined by the Other Member, (i) the Seller shall next offer to sell the Offered Securities to the Company, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the Company declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within ninety (90) days after the Company declines the offer, this Section 8.08 shall again become applicable as if the offer had not been made.

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Section 8.08 Put/Call. The Put/Call provisions of the Letter Agreement are incorporated herein by reference. Any such Transfer pursuant thereto shall be a Permitted Transfer.

ARTICLE IX
DISSOLUTION; LIQUIDATION

Section 9.01 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of any of the following events:

(a) the decision of the Board of Managers to dissolve the Company provided however that both the Alliance Member and the PanOptic Member must provide written consent for such Dissolution; or

(b) any other event sufficient under the Act to cause the dissolution of the Company.

Notwithstanding anything to the contrary, the occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a Member (or similar Bankruptcy or insolvency event under any law or statute governing such Member) shall not cause such Member to cease to be a Member and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 9.02 Final Accounting. Upon the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

Section 9.03 Liquidation.

(a) Dissolution of the Company shall be effective as of the date on which the event occurs giving rise to the dissolution and all Members shall be given prompt notice thereof in accordance with Article XI, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 9.03(c). Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(b) Upon the dissolution of the Company, the Board of Managers, or, if there is no Board of Managers, a Person selected by the mutual agreement of the Alliance Member and the PanOptic Member, shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

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(c) The Liquidator shall distribute all proceeds from liquidation in the following order of priority:

(i) first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(ii) second, to the Members in the same manner in which distributions are made pursuant to Article V.

(d) The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article IX, a distribution in an amount equal to the fair market value of the assets so distributed as determined by the Liquidator in its reasonable discretion.

Section 9.04 Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Section 9.03, the Company shall be terminated and the person acting as Liquidator shall cause the cancellation of the Certificate in accordance with the Act and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE X
AMENDMENTS

Section 10.01 Amendments. Except for amendments made by the Board of Managers pursuant to Section 10.02, this Agreement and the Certificate may be modified, amended or any provision hereof or thereof waived from time to time as determined by the Board of Managers; provided, however, that any amendment, modification or supplement that materially and adversely affects a Member or group of Members disproportionately as compared to any other Members or group of Members shall require the prior written consent of such Member or majority-in-interest of such group of Members, respectively, so adversely affected. No course of dealing or course of conduct between or among any Members will be deemed effective to modify, amend or supplement any part of this Agreement or any rights or obligations of any Member under or by reason of this Agreement.

Section 10.02 Amendments by the Board of Managers. The Board of Managers, without the consent or approval at any time of any Member (each Member, by acquiring its Interest, being deemed to consent to any such amendment), may amend any provision of this Agreement or the Certificate, and may execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:

(a) Change in Name or Location. A change in the name of the Company or the location of the principal place of business of the Company;

(b) Change in Members. The admission, dilution, substitution, termination or withdrawal of any Member in accordance with the provisions of this Agreement;

(c) Qualification to do Business. A change that is necessary to qualify the Company as a limited liability company or a company in which the Members have limited liability;

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(d) Changes Which are Inconsequential, Curative or Required. A change that is:

(i) of an inconsequential nature and does not adversely affect any Member in any material respect;

(ii) necessary or desirable to cure any ambiguity or to correct or supplement any provisions of this Agreement;

(iii) required or specifically contemplated by this Agreement;

(iv) necessary to reflect the current Board of Managers on Schedule II following the designation of a replacement Manager by notice to the Board of Managers and the Members in accordance with the provisions of Section 4.01(a); or

(v) necessary to reflect the current Contributions and number of Units held by each Member on the Company Register, following any change to such items in accordance with the provisions of this Agreement; and

(e) Changes Under Applicable Law. A change in any provision of this Agreement which requires any action to be taken by or on behalf of the Board of Managers or the Company pursuant to the requirements of the Act or any other applicable law if the provisions of applicable law are amended, modified, or revoked so that the taking of such action is no longer required. The authority set forth in this Section 10.02(e) shall specifically include the authority to make such amendments to this Agreement and to the Certificate as the Board of Managers deems necessary or desirable in the event that the Act or any other applicable law is amended or eliminate or change any provision now in effect.

ARTICLE XI
NOTICES

Section 11.01 Method for Notices. All notices, requests or other communications to the Company or any Member shall be in writing (which may include facsimile transmission) and shall be given,

if to the Company, to:

SyncHealth, LLC d/b/a Trxade MSO

2107 Gunn Hwy

Odessa, FL 33556

Attention: Chief Executive Officer

and if to any Member, to the address or facsimile set forth on the Schedules to this Agreement or any other address or facsimile number as a party may hereafter specify for such purpose to the Company.

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All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

ARTICLE XII
REPRESENTATIONS

Section 12.01 Investment Purpose. Each Member represents and warrants to the Company and each other Member that, as of the signing of this Agreement:

(a) if other than an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized;

(b) unless disclosed to the Company in writing on or prior to the date hereof, it is a United States person (as defined in Section 7701(a) of the Code);

(c) it has full power and authority to enter into and perform this Agreement;

(d) all actions necessary to authorize the signing and delivery of this Agreement, and the performance of obligations under it, have been duly taken;

(e) this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member (if such Member is not an individual) and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion);

(f) no consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement by such Member;

(g) the signing, delivery and performance of this Agreement do not violate the organizational documents of such Member (if such Member is not an individual) or any material agreement to which such Member is a party or by which it or its assets are bound; and

(h) all representations and warranties made by a Member in the Subscription Agreements are incorporated herein by reference.

Section 12.02 Independent Inquiry. Each Member acknowledges, agrees, represents and warrants that it has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, tax, financial and other consequences of this Agreement and the suitability of this Agreement for such Member and its particular circumstances and has not relied upon any representations or advice by any other Member or their representatives or advisors or the Board of Managers.

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ARTICLE XIII

GENERAL PROVISIONS

Section 13.01 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 13.02 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

Section 13.03 Construction; Headings. Whenever the feminine, masculine, neuter, singular or plural shall be used in this Agreement, such construction shall be given to such words or phrases as shall impart to this Agreement a construction consistent with the interest of the Members entering into this Agreement. Where used herein, the term “Federal” shall refer to the U.S. Federal government. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. To the extent that any ambiguity or inconsistency arises with respect to any provision(s) of this Agreement, the Board of Managers shall resolve such ambiguity or inconsistency and such resolution shall be binding upon the Members.

Section 13.04 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

Section 13.05 Relations with Members. Unless named in this Agreement as a Member, or unless admitted to the Company as a Substituted Member or an Additional Member as provided in this Agreement, no Person shall be considered a Member. Subject to Article VIII, the Company and the Board of Managers need deal only with Persons so named or admitted as Members.

Section 13.06 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to any property of the Company.

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Section 13.07 Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted transferees, if any; provided, however, that no Transfer of the Interest of any Member shall be made except in accordance with the provisions of Article VIII.

Section 13.08 Appointment of Board of Managers as Attorney-in-Fact. Each Member (including any Substituted or Additional Member) hereby irrevocably constitutes, appoints and empowers the Board of Managers and its duly authorized officers, managers, agents, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorneys-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable to carrying out the following:

(a) any and all amendments to this Agreement that may be permitted or required by this Agreement or the Act, including amendments required to effect the admission of Additional Members or Substituted Members pursuant to and as permitted by this Agreement or to revoke any admission of a Member which is prohibited by this Agreement or the issuance of any Units or Equity Securities;

(b) any certificate of cancellation of the Certificate that may be necessary upon the termination of the Company;

(c) any business certificate, certificate of formation, amendment thereto, or other instrument or document of any kind necessary to accomplish the Company Business;

(d) all conveyances and other instruments or documents that the Board of Managers deems appropriate or necessary to effectuate or reflect the dissolution, liquidation or winding-up of the Company pursuant to the terms of this Agreement;

(e) compliance with Sections 8.04;

(f) all conveyances and other instruments or documents that the Board of Managers deems appropriate or necessary to effectuate or reflect the conversion, contribution or other actions contemplated by Section 13.16; and

(g) all other instruments that may be required or permitted by law to be filed on behalf of the Company and that are not inconsistent with this Agreement.

The Board of Managers shall not take action as attorney-in-fact for any Member which would in any way increase the liability of the Member beyond the liability expressly set forth in this Agreement or which would diminish the substantive rights of such Member. Each Member authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each Member of the Board of Managers and its duly authorized officers, agents, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement shall be relying upon the power of the Board of Managers and such officers, managers, agents, successors and assigns to act as contemplated by this Agreement in such filing and other action by it on behalf of the Company. The foregoing power of attorney shall survive the Transfer by any Member of the whole or any part of its Interests hereunder. The foregoing power of attorney may be exercised by such attorneys-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the signatures of such attorneys-in-fact acting as attorneys-in-fact for all of them.

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Section 13.09 Entire Agreement. This Agreement constitutes the entire agreement among the Members and between the Members with respect to the subject matter hereof and supersedes any agreement (including the Initial Agreement) or understanding, including any term sheets or letters of intent, entered into as of a date prior to the date hereof among or between them with respect to such subject matter.

Section 13.10 No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, with the exception of Trxade, no other Person, other than an Indemnified Party pursuant to Sections 4.04, 4.05 and 4.07, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

Section 13.11 Other Instruments and Acts. The Members agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Company created by this Agreement.

Section 13.12 Remedies and Waivers. No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

Section 13.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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Section 13.14 Public Announcements. No Member will issue any public announcements or disseminate any advertising or marketing material concerning the existence or terms of this Agreement without the prior written approval of the Board of Managers, except to the extent such announcement is required by law. If a public announcement is required by law, the Member required to make such disclosure will consult with the Board of Managers before making the public announcement. To the extent any announcement or any advertising or marketing material permitted under this Section 13.14 expressly refers to any Member or their Affiliates, such Member shall, in its sole discretion, have the right to review and revise such announcement or advertising or marketing material prior to its release. Notwithstanding anything to the contrary, this Section 13.14 shall not prevent any Member from communicating with limited partners or prospective limited partners or investors of such Member or its Affiliates in connection with fundraising efforts or reporting requirements.

Section 13.15 Competitive Activities. No Manager shall be required to manage the Company as his, her or its sole and exclusive function and the Board of Managers, any Member of the Company and any of their respective Affiliates may have other business interests and may engage in other activities in addition to those relating to the Company. Such other business interests or activities may be of any nature or description, and may be engaged in independently or with others, and neither the Company nor any Member shall have any right, by virtue of this Agreement or the Company relationship created hereby, in or to such other ventures or activities of the Board of Managers or any other Member or any of their respective Affiliates, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the Company Business, shall not be deemed wrongful or improper.

Section 13.16 Roll-Up Transaction in Connection with an Initial Public Offering, Tag-Along Sale. Notwithstanding anything to the contrary contained herein, in connection with the Initial Public Offering or a Tag-Along Sale, and upon the request of the Board of Managers, each of the Members hereby agrees that it will, at the expense of the Company, take such action and execute such documents as may reasonably be requested to effect such Initial Public Offering or Tag-Along Sale, including taking all such actions and executing such documents as may reasonably be requested to convert the Company into a corporation or to contribute its respective Units or other Equity Securities to a corporation, in each case substantially concurrently with the closing of the Initial Public Offering or Tag-Along Sale, as applicable (a “Roll-Up Transaction”); provided, that, in connection with any Roll-Up Transaction, the Members shall be entitled to receive that value of capital stock of the corporation whose shares of capital stock are being sold in connection with such Initial Public Offering or Tag-Along Sale, as applicable, as equals the amount such Member would be entitled to receive, relative to the Units or other Equity Securities which such Member held in the Company immediately prior to such conversion or contribution, under Section 9.03 if a liquidation of the Company had occurred immediately prior to the consummation of such Initial Public Offering or Tag-Along Sale, as applicable, with the proceeds in such liquidation equal in amount to the implied aggregate equity valuation of such corporation immediately prior to the consummation of such Initial Public Offering or Tag-Along Sale, as applicable; provided, further, that the shares of capital stock received by each such Member shall as nearly as practicable provide the Member with the same economic and other rights, as such Member was entitled to prior to such conversion or contribution.

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Section 13.17 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, TO THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE DELAWARE COURT OF CHANCERY (OR, IF THAT COURT DOES NOT HAVE JURISDICTION, THE SUPERIOR COURT OF NEW CASTLE COUNTY DELAWARE) SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH OF THE PARTIES FOR THE PURPOSE OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYNCHEALTH MSO, LLC

MANAGERS:

By:	Alliance Pharma Solutions, LLC
Its:	Manager

By:
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

By:	PanOptic Health, LLC
Its:	Manager

By:
Name:	Meriam Ibrahim
Title:	Manager

Signature Page To

Limited Liability Company Agreement Of SyncHealth LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEMBERS:

Alliance Pharma Solutions, LLC

By:
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

PANOPTIC HEALTH, LLC

By:
Name:	Meriam Ibrahim
Title:	Manager

Signature Page To

Limited Liability Company Agreement Of Synchealth Llc

SCHEDULE I

MEMBERS

The following is as of 1 January 2019:

Name of Member	Address	Capital Account	Number of Units

Alliance Pharma Solutions, LLC	3840 Land O’ Lakes Blvd. Land O’ Lakes, FL 34639 Attention: Suren Ajjarapu	$250,000	300,000

PanOptic Health, LLC	2063 Rancho Valley Dr., Suite 320-191 Pomona, CA 91766 ATTN: Meriam Ibrahim	$100	700,000
		TOTAL	1,000,000

Schedule I To

Limited Liability Company Agreement Of Synchealth Llc

SCHEDULE II

BOARD OF MANAGERS

The following is as of 1 January 2019:

Meriam Ibrahim (PanOptic Manager)

Shawn Patel (Alliance Manager)

TBD (Independent Manager)

Schedule II To

Limited Liability Company Agreement Of Synchealth Llc

LIMITED LIABILITY COMPANY AGREEMENT

OF

SYNCHEALTH MSO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of 1 January 2019

THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, OFFERED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

SUCH INTERESTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.